                                                                   EXHIBIT 10.28

                        [Lexar Media, Inc. Letterhead]

December 17, 1999

Eric Whitaker
c/o Lexar Media, Inc.
47421 Bayside Parkway
Fremont, CA 94538

Dear Eric:

It gives me great pleasure to confirm our offer of employment for you to join Lexar Media, Inc., (Lexar) in the position of Assistant General Counsel and Director of Legal Affairs. You will be reporting directly to the General Counsel and your base compensation will be $125,000 annually which will be paid on a bi-weekly basis, in accordance, and subject to, the Company's normal payroll procedures.

In addition to the above compensation, you will receive a one time hire-on bonus of $10,000. The payment of this bonus is contingent upon your acceptance of this employment and beginning work at Lexar Media immediately. Please note this payment is considered income and will be subject to normal withholding tax. This bonus is payable within thirty (30) days from your first date of hire. Please note that should you voluntarily terminate your employment with Lexar Media, within twelve (12) months of your date of hire, you agree by signing this employment offer to repay Lexar the full hire-on bonus. Furthermore, should you voluntarily terminate your employment with Lexar Media within twelve (12) months of your date of hire, by signing this employment offer you authorize Lexar to deduct the amount of this bonus from your final paycheck and agree to repay Lexar any amount not covered by the final paycheck within (30) days of your termination date.

As a Lexar employee, you will be eligible to participate in all current employee benefit and incentive programs including those described below.

1)   Stock:  We will recommend to the Board of Directors that you will be
     -----
granted a stock option entitling you to purchase, with a promissory note, 85,000 shares of stock. The granted shares will be vested through four years, with 25% vesting on your first anniversary (from your date of hire), and 1/36th of the remaining shares vesting each subsequent month of your employment thereafter. This option, as a formality, is subject to board approval, and a detailed description of the vesting schedule will be furnished to you upon approval and issuance. All of your granted shares shall vest upon a merger or acquisition of Lexar, a "Corporate Transaction" (as such term is defined under Lexar's Stock Option Plan) and your involuntary termination within twelve months.

2.  Bonus Plan: You will be eligible to participate in Lexar's MBO based
    ----------
incentive plan. This plan will give you the potential of earning additional income based on mutually agreed MBOs. Specific details of the plan will be defined shortly after you become on board with Lexar Media.

Please note this payment is considered income and will be subject to normal withholding tax.

3.   Vacation:  Your vacation benefits will begin at 3.70 hours every two weeks.
     ---------
This equals to 12 days of vacation in the first three years.

4.  Medical, Savings Plan and Miscellaneous:  Medical, dental, long-term
    ----------------------------------------
disability, life and vision insurance, are included in the benefit package that Lexar offers. In addition to your basis health care benefits, Lexar also offers a Flexible Plan and makes a contribution of 2% of your base compensation to the Flex Plan for your benefit. The 2% contribution is used to offset the costs of your benefit choices, including group health plans. Please refer to the Benefits Summary for eligibility information. Furthermore, Lexar has established a 401K plan in which you will be eligible to participate on your date of hire.

5. As Lexar's relationship with employees are at-will, either you or Lexar may terminate the employment relationship at any time for any reason, with or without notice. However, in the event if Lexar terminates your employment other than for cause, you will be entitled to receive up to six (6) months of vesting of your stock and up to six (6) months of your annual compensation, in the form of continuing bi-weekly payments, or until you commence new full-time employment, which ever comes first.

For this purpose, "cause" shall include your death and any of the following, as determined in good faith by Lexar's Board of Directors: disability rendering you unable effectively and substantially to perform your duties hereunder for any consecutive period of 90 calendar days, or your commission upon Lexar of a material theft, embezzlement or fraudulent misuse of funds.

In the event of a dispute arising under or related to this agreement, including any termination of your employment under this agreement, you or Lexar may initiate for arbitration under the administration of the American Arbitration Association ("AAA"). Any Arbitration hearing will be held in the vicinity of the Lexar location where you last performed services and will be held in accordance with the Employee Dispute Resolution rules of the AAA, within 60 calendar days of such filing or as may be extended upon the consent of the parties or their counsel. The arbitration shall be binding on both parties and may be entered as a judgment in any court of competent jurisdiction. Each party shall bear its own costs of arbitration including attorneys fees, unless you prevail in whole or in part, in which case Lexar will pay your costs of arbitration including reasonable attorney fees, pro-rated to extent you prevail, and such shall be part of the award in the arbitration.

This offer letter, and the "Employment Agreement, & Employee Nondisclosure Invention Assignment Agreement" constitute the entire and exclusive agreement, between Lexar and you, concerning your employment with Lexar, and it may not be modified, altered or amended, either expressly or implied, unless in writing signed by you and approved by President of Board of Directors at Lexar.

For purposes of federal immigration law, you will be required to provide Lexar with documentary evidence of your identity and eligibility for employment in the United

States. Such documentation must be provided to us within three (3) business days of your hire date, or our employment relationship with you may be terminated.

Please indicate your acceptance of this offer, by returning one copy of this letter with your signature, and a start date, at your earliest convenience.

This offer will remain open until Thursday, December 23, 1999. We look forward to your acceptance of our offer and having you join the Lexar Media Team.

Sincerely,

/s/ Carlton Osborne

Carlton Osborne
General Counsel

I accept the terms of this offer and will report to work on: 12/22/99
                                                            -------------


/s/   Eric Whitaker                   12/22/99
---------------------------          ------------------------

Eric Whitaker                        Date: